UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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HEXCEL CORPORATION

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Commencing on April 21, 2022, Hexcel Corporation (“Hexcel” or the “Company”) made available to stockholders the following communication in connection with its upcoming Annual Meeting of Stockholders to be held on May 5, 2022.

Dear Fellow Stockholders,

We are writing to ask for your support in approving our say-on-pay proposal by voting “FOR” Proposal 2 for the reasons set forth in our proxy statement and in this letter. Our Board is committed to an executive compensation program that supports performance, reduces risk and aligns with investors’ interests.

This letter addresses the recommendation by Institutional Shareholder Services (ISS) and Glass, Lewis & Co., LLC (Glass Lewis) that Hexcel stockholders vote against the non-binding advisory vote on executive compensation. We disagree with the ISS and Glass Lewis recommendations for the reasons outlined below.

Our One-Time “Return to Growth” Grants Secured Our Leadership Team, Narrowed a Significant Pay Gap and Further Aligned our Hexcel Management with Investor Interests

ISS and Glass Lewis expressed concern that the one-time “return to growth” equity grants approved by the Compensation Committee in 2021 were designed to make up for low payout levels under recently completed performance-based compensation programs and did not appropriately promote a pay for performance compensation regime. That view reflects a fundamental misunderstanding of the program. The “return to growth” equity grants were one-time, extraordinary awards designed to ensure retention of our key leaders in a challenging market for business talent. Furthermore, the grants incentivized senior leadership to return Hexcel to profitable growth and to enhance long-term stockholder value.

The “Return to Growth” Grants Reinforce Hexcel’s Strong Pay for Performance Compensation Philosophy

The “return to growth” grants are consistent with our long-standing pay for performance philosophy which rewards management only if our leaders meet rigorous objectives. Notably, the form of the “return to growth” award is consistent with performance-based awards under our annual equity incentive program, which our stockholders have strongly supported, as reflected by over 90% approval of our annual Say-on-Pay by stockholders since 2013.

The CEO’s “return to growth” award is entirely performance-based, comprised of performance share awards (62.5%) and non-qualified stock options (37.5%). For the other named executive officers, 75% of the one-time “return to growth” award is comprised of performance-based shares and non-qualified stock options, with just 25% of awards taking the form of service-based restricted stock units. We disagree with the ISS position that stock options are not “strongly performance based;” stock options are inherently performance-based. A stock option realizes value only if the price of our stock increases.

Finally, as noted in our proxy statement, the “return to growth” grants are a non-routine award; the compensation committee would grant similar awards in the future only in extraordinary circumstances.

We Designed Our 2021 Performance Share Awards to Incentivize our Leaders to Streamline Costs and to Position the Company for Growth as it Emerges from the Pandemic

Glass Lewis criticized the fact that 2021 performance awards were based on a single, absolute metric and annual measurements during the three-year performance period. As previously disclosed in our proxy statement, the compensation committee was uniquely challenged in setting long-term performance goals in January 2021. The 2021 award structure was designed to incentivize our management team to streamline costs and to position the Company for growth as it emerged from the pandemic.

As indicated in the committee’s letter in the proxy statement, in 2022 50% of the long-term incentive opportunity is based on ROIC and Relative EPS Growth measured over a three-year performance period. Only 50% of the 2022 long-term incentive opportunity is tied to Incremental Adjusted EBIT Leverage measured on an annual basis, with the minimum 1% incremental revenue requirement remaining as an award feature. For 2023, all of the performance goals under our long-term incentive program will be measured over a three-year performance period.

Our 2021 Performance Share Awards Have Rewarded Success During the First Year of the Three-Year Performance Cycle. Award Design Curbs Excessive Payouts and Weights Performance in Years Two and Three Relative to Year One Performance.

ISS flagged as a concern the fact that our leaders earned the maximum number of shares available under the first tranche of the 2021-2023 performance share grant. In fact, the award did exactly what a performance-based award should do; it rewarded extraordinary performance. Even with this performance in 2021, our leaders could not earn more than 20% of the total award opportunity under the three-year award since performance in years two and three are more heavily weighted than performance in year one. Finally, the award design limits excess payouts by limiting the total award opportunity to 150% of target and by including an annual minimum revenue gate as a condition to earning any portion of the award each year.

Our Leadership Team Has Positioned the Company for Improved Financial Performance. The Committee’s Compensation Actions Have Reinforced its Pay for Performance Philosophy.

Both ISS and Glass Lewis noted the decline in stockholder returns and financial performance of the Company compared to the CEO pay level. While our financial performance in 2020 and 2021 was severely impacted by the pandemic, management undertook rapid and decisive action to right-size the business, maintain a strong balance sheet and execute on our business strategy. As a result, we are seeing a robust return to top-line growth with strong profitability leverage and a corresponding increase in stock price performance.

As disclosed in the proxy statement, for 2021, the compensation committee did not increase the CEO’s base salary, or short-term and long-term incentive opportunities, nor did it adjust previously established targets for 2020 in spite of the unprecedented negative impact of the pandemic, resulting in a much lower (19.3%) payout under the 2020 annual incentive plan relative to historical achievement, and 0% payout on our long-term incentive opportunities in 2020 and 2021. The short-term incentive award payout for 2021, although achieved at 180% of target, was capped at 100%, to avoid a potential windfall for management. These actions demonstrate the strong link between executive pay and company performance.

Stockholder Engagement

The compensation committee has historically made responsible decisions relative to the Company’s compensation programs and this has consistently been reflected in strong stockholder support for our Say-on-Pay proposals. The pandemic created an extraordinary environment for the Company that required a temporary shift in plan design. Even so, the decisions made for 2021 were intended to maintain alignment with stockholder interests. The metrics used for our incentive plans were specifically chosen to support performance that would be meaningful to stockholders at this specific point in time, focused on making the business leaner and more efficient, while also remaining poised for growth during the recovery. The capped, maximum payouts were put in place to prevent windfalls in management compensation at a time when performance was so volatile. There were no adjustments to existing incentive cycles. While we shortened the measurement periods for our performance shares to drive a critical motivational component with the ability to achieve interim milestones along the way, all three-year goals were established up front and will not be reset during the three-year period. In any event, the awards are back-end loaded, and no payout on the shares will occur until the end of year three in the performance cycle. As we now return to a more traditional compensation cycle, we have reincorporated relative performance metrics and are returning to a design where all performance goals are measured over a three-year performance period with no interim achievement potential.

Responsiveness to our stockholders on governance and compensation matters is an important and critical component of our long-term success and we will continue to undertake active stockholder engagement.

For the foregoing reasons and the reasons set forth in our proxy statement, we urge you to vote “for” the approval of our say-on-pay proposal.

Thank you for your consideration.

Sincerely,

Compensation Committee of the Board of Directors

Guy C. Hachey, Chair

Thomas A. Gendron

Dr. Jeffrey A. Graves